EXHIBIT 10.2

Notice of Grant of Performance Cash Units
and Performance Cash Unit Agreement

Name: Address: City, State ZIP: Country:	PCU No.: Plan: 2007 ID: Location:

Effective [], pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), you have been granted ###,### Performance Cash Units (PCUs), which constitute the right to receive, if earned pursuant to their terms, a cash payment determined by a formula as provided in the Performance Cash Unit Terms and Conditions (2/2009).

This grant is governed by the Performance Cash Unit Terms and Conditions (2/2009) and the Plan (both of which are available on the Textron Enterprise Intranet) and is subject to the Performance Cash Unit Non-Competition Agreement (2/2009 version) attached hereto.

The Performance Period is the period beginning with Fiscal Year 20[] and ending with Fiscal Year 20[].  Separate performance measures will be established for each fiscal year within the Performance Period, and the performance measures for each fiscal year will apply to one third of the Performance Cash Units granted for the Performance Period.  The Committee has discretion to reduce the number of units earned for annual performance in each fiscal year.  The Committee expects to reduce the number of units by a second performance measure based on total shareholder return in relation to the S&P 500 for all three fiscal years in the Performance Period; but the Committee has discretion to make a larger or smaller downward adjustment.

The attached document PC###### shows the performance measures and units you can earn based on annual performance for Fiscal Year 20[], which apply to one third of the Performance Cash Units granted to you in this award.  Performance measures and units you can earn for Fiscal Year 20[] and Fiscal Year 20[] will be established and communicated to you at the beginning of each fiscal year.

The attached document also shows the reduction that the Committee expects to make based on total shareholder return in relation to the S&P 500 for all three fiscal years in the Performance Period.  If the Committee elects to make this reduction, the reduction will apply at the end of the Performance Period to all of the units you have earned in each fiscal year during the Performance Period.  As a result, any payout you receive at the end of the Performance Period would be based in part on annual performance and in part on performance for the entire Performance Period.  The Committee has discretion to make a larger or smaller downward adjustment in the units you earn in each fiscal year during the Performance Period.

The cash value of all PCUs will be paid (to the extent earned) following the end of the Performance Period, before March 15.  Accordingly, PCUs earned based on annual performance in the first or second year of the Performance Period will be reduced, at the Committee’s discretion, by the total shareholder return measure at the end of the third year of the Performance Period, and will not be paid until the 2½ month period following the third year of the Performance Period.  All PCUs, including PCUs earned based on annual performance in the first or second year of the Performance Period, remain subject to forfeiture until the end of the Performance Period as provided in the Performance Cash Unit Terms and Conditions (2/2009).

By your signature and the Company’s signature below, you and the Company agree that this grant is governed by the attached Performance Cash Unit Terms and Conditions (2/2009) and the Plan, both of which are available on the Textron Enterprise Intranet.  In addition, you agree that this grant is subject to the Performance Cash Unit Non-Competition Agreement (2/2009 version) attached hereto, the terms of which are fully incorporated herein.

Please retain a copy of this signed agreement and return the original to your Human Resources Department within 30 days of receipt of this document.

Performance Cash Units
20[] – 20[] Award Period
PC######

Performance Measures for Fiscal Year 20[]:
Applicable to One Third of Performance Share Units

PCU Component Detail
Component	Weighting	Units
[]	[]%	###,###
[]	[]%	###,###

PCU Earnings Level for Each Component
Earnings per Share		Cash Efficiency
Actual vs. Target	Percent Earned	Actual vs. Target	Percent Earned
[]% of Target	[]%	[]% of Target	[]%
100% of Target	100%	100% of Target	100%
[] Performance	150% (maximum)	[]% of Target	150% (maximum)

Discretionary Performance Reduction for 20[] – 20[] Award Period:
Applicable to All Performance Share Units

PCU Reduction Factor Based on Total Shareholder Return 20[] – 20[]
Textron’s 3-Year Total Shareholder Return Percentile Rank Against the S&P 500	Award Adjustment
Greater than 74th	0%
69th	-6.4%
63rd	-12%
56th	-16%
50th	-20%
44th	-24%
37th	-28%
31st	-33.6%
Below 25th	-40%

•
The Committee may make a discretionary reduction in the Performance Cash Units (PCUs) earned based on total shareholder return performance for the Performance Period.  The Committee expects to reduce the PCUs using the table shown above; but the Committee has discretion to make a larger or smaller downward adjustment.

•	Intermediate performance between the minimum and maximum levels specified earns a corresponding percentage of Performance Cash Units (PCUs) for each component.
•	PCUs earned for the fiscal year equal one third of the units granted times the percentage earned based on performance and targets identified above.
•	PCUs earned for the fiscal year are subject to adjustment up or down based on annual performance for each fiscal year in the Performance Period.

•
All PCUs are paid in cash, to the extent earned, following the end of the Performance Period, before March 15.  Accordingly, PCUs earned (subject to adjustment)  in the first or second year of the Performance Period will not be paid until the 2½ month period following the third year of the Performance Period.

•	Each PCU earned has a value of one US dollar.

TEXTRON INC.
TEXTRON 2007 LONG-TERM INCENTIVE PLAN
PERFORMANCE CASH UNIT TERMS AND CONDITIONS
 (2/2009)
______________________________

•
Pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), Textron has awarded to executive the number of Performance Cash Units (PCUs) set forth on the applicable Notice of Grant signed by Textron and Grantee on the terms and conditions herein set forth. Each Performance Cash Unit constitutes the right to receive cash equal to $1.00 for each Performance Cash Unit earned by the executive, as determined in accordance with the Plan, the Notice of Grant, the Performance Cash Unit Non-Competition Agreement (2/2009), and these Performance Cash Unit Terms and Conditions (2/2009). Performance Cash Units earned for the Performance Period are based on annual performance for each fiscal year in the Performance Period and may be reduced based on performance for the entire Performance Period..  The earned Performance Cash Units payable to the executive in accordance with the provisions of this agreement shall be paid solely in cash.

•
When the applicable Performance Period ends, Textron will issue to the executive cash equal to the aggregate value of the Performance Cash Units earned by the executive, reduced by the amount needed to satisfy required statutory minimum withholding taxes.  The cash payment shall be made following the end of the Performance Period, before March 15.

•
If the executive’s employment with Textron shall terminate for “Cause,” all Performance Cash Units awarded to the executive for which the applicable Performance Period has not ended shall be forfeited (including, but not limited to, Performance Cash Units that have already been earned based on annual performance during a fiscal year in the Performance Period).

•
Except as otherwise provided herein, the executive shall forfeit outstanding Performance Cash Units (including, but not limited to, Performance Cash Units that have already been earned based on annual performance during a fiscal year in the Performance Period) if the executive’s employment with Textron ends for any reason prior to the end of the Performance Period applicable to such Performance Cash Units, provided that if the executive’s employment ends (other than for Cause) prior to such date because of “Disability,” death or after the executive has become eligible for “Early or Normal Retirement,” and if the executive has been employed by Textron for at least one year after the beginning of the Performance Period, the executive or the executive’s estate will receive a cash payment (subject to tax withholding) at the end of the Performance Period for (1) the Performance Cash Units actually earned for any fiscal year that is completed before the executive’s employment ends, and (2) a “Pro-Rata Portion” of the Performance Cash Units for the fiscal year in which the executive’s employment ends (to the extent that the financial performance goals applicable to the Performance Cash Units have been achieved upon the completion of such fiscal year), subject to a discretionary reduction, in each case, based on total shareholder return in relation to the S&P 500 for all three fiscal years in the Performance Period.

•
If the executives employment with Textron ends for any reason not mentioned above, and if the executive has been employed by Textron for at least one year after the beginning of the Performance Period,  the executive will receive a cash payment (subject to tax withholding) at the end of the Performance Period for the Performance Cash Units actually earned for any fiscal year that is completed before the executive’s employment ends, subject to a discretionary reduction, in each case, based on total shareholder return in relation to the S&P 500 for all three fiscal years in the Performance Period: and the executive shall forfeit any outstanding Performance Cash Units for any fiscal year during which or following which the executive’s employment ends.

•
Notwithstanding the above, the applicable Performance Period for the Performance Cash Units which may be paid pursuant to this Award shall end immediately upon a “Change in Control” of Textron, as defined in the Plan. In such instance, Textron shall pay  to the executive (or to the executive’s estate in the event of the executive’s death prior to payment), subject to tax withholding, (1) the full value of any Performance Cash Units actually earned for any fiscal year that has already ended, and (2) the full value of the unearned Performance Cash Units outstanding for any fiscal year that has not yet ended, without adjustment in either case for total shareholder return in relation to the S&P 500 during the Performance Period.  The payment shall be made within 30 days after the Change in Control, provided that the accelerated payment does not violate Section 409A of the Internal Revenue Code.  If the accelerated payment of the Award would violate Section 409A of the Internal Revenue Code, the payment shall be made on the date when the Performance Cash Unit would have been paid if no Change in Control had occurred. Note: Sale of a business unit usually does not constitute a Change in Control as defined in the Plan.

•	Nothing in this document shall confer upon the executive the right to continue in the employment of Textron or affect any right that Textron may have to terminate the employment of the executive.

•	The Performance Cash Units shall not be assignable or transferable by the executive.

•	The Performance Cash Units shall be subject to the terms and conditions of the Plan in all respects.

DEFINITIONS
“Cause”

"Cause" shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful and knowing violation by the executive of (x) Textron's Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive's willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change in Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

“Performance Period”

For the purposes of this grant, the Performance Period means the period of three fiscal years identified in the Notice of Grant.

“Early or Normal Retirement”

“Early retirement” with Textron is defined as attainment of age 60 or the completion of 20 years of vesting service or the attainment of age 55 with the completion of 10 years of vesting service. “Normal retirement” with Textron is age 65.

“Disability”

“Disability" shall mean, for purposes of this Award, the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, bodily or mental infirmity which can be expected to result in death or is expected to be permanent.  An individual shall not be considered disabled unless executive furnishes proof of the existence thereof.  Textron may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.

“Pro-Rata Portion”

“Pro-Rata Portion” shall mean the number of complete or partial months of the executive’s active service to Textron during the Performance Period divided by the total number of months required for full vesting of each fiscal year.  An executive must be employed by Textron for a minimum of one year after the beginning of the Performance Period before pro-rata Performance Cash Units may be paid.  The Pro-Rata Portion shall apply to one third of the Performance Cash Units granted to the executive, shall be payable to an executive only to the extent that the financial performance goals for the fiscal year are satisfied, and shall be subject to a discretionary reduction at the end of the

Performance Period based on total shareholder return in relation to the S&P 500 for all three fiscal years in the Performance Period.

Example:

[          ]

TEXTRON INC.
 PERFORMANCE CASH UNIT NON-COMPETITION AGREEMENT
(2/2009)

You have been granted Performance Cash Units (“PCUs”) pursuant to the Textron 2007 Long-Term Incentive Plan (the “Plan”).  Textron grants Performance Cash Units to attract, retain and reward employees, to increase identification with Textron’s interests and the interests of Textron’s shareholders, and to provide incentive for remaining with and enhancing the value of Textron over the long-term.  In consideration for granting Performance Cash Units to you, please acknowledge that you have read and agree to this Performance Cash Unit Non-Competition Agreement by signing the attached Notice of Grant of Performance Cash Unit and Performance Cash Unit Agreement.

Agreement regarding Your Performance Cash Units

1.	Forfeiture of PCUs and required repayment if you engage in certain competitive activities

If at any time during the Performance Period (as defined in the Notice of Grant of Performance Cash Unit and Performance Cash Unit Agreement) while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:

(a)	engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)
solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)	divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)	promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then your right to receive all Performance Cash Units shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to the value of any PCU earned and paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

2.	Company’s business – Defined for the purpose of this Agreement:

(a)	the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b)
the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

3.	Restricted Territory – Defined for the purpose of Paragraph 1, the Restricted Territory shall be defined as and limited to:

(a)
the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)
all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.	Forfeiture of PCUs and required repayment if you engage in certain solicitation activities

If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive all PCUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the value of any PCU earned and paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

5.	Forfeiture of PCUs and required repayment if you disclose confidential information

You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers.  If you directly or indirectly misappropriate any such trade secrets, then your right to receive all PCUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the value of any PCU earned and paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

6.	Organization and Compensation Committee Discretion

You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Textron.

7.	Severability

The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.